                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-73405


PROSPECTUS DATED MARCH 12, 1999                     PRICING SUPPLEMENT NO. 9  TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                               JULY 13, 1999
                                                                  RULE 424(b)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.



Principal Amount:                   $ 150,000,000              Optional Conversion:              N / A

Price To Public:                    99.833%                    Notice Date:                      N / A
Underwriting Discount:               0.250%
Proceeds To Issuer:                 99.583%                    Conversion Date:                  N / A

Settlement Date                     July 16, 1999              Interest Rate:                    N / A
(Original Issue Date):

Specified Currency:                 US Dollars                 Day Count:                        N / A

Authorized Denomination:            $1,000                     Interest Payment Dates:           N / A

Maturity Date:                      Aug 1, 2001                First Payment:                    N / A

Interest Rate:                      6.25%                      Optional Repayment Date:          Non-Call / Life

                                                               Initial Redemption Date:          N / A

Day Count:                          Act/360                    Initial Redemption                N / A
                                                               Percentage:

Interest Payment Dates:             Semi-annually,             Annual Redemption                 N / A
                                    1st day of February        Percentage Reduction:
                                    and August

Interest Determination Date:        N/A                        Book Entry Note or                B / E
                                                               Certificated Note:

First Payment:                      February 1, 2000           Total Amount of OID:              $250,500

                                                               CUSIP:                            25766CBD5

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION